                                                                  Exhibit 11 (a)
                       EMONS TRANSPORTATION GROUP, INC.
                        EARNINGS PER SHARE CALCULATION

                                                                        Three Months                      Nine Months
                                                              ----------------------------      -------------------------------
                                                                                 Fully                                Fully
                                                                 Primary        Diluted            Primary           Diluted
                                                                   EPS            EPS                EPS               EPS
                                                                 -------        -------            -------           -------
Period Ended March 31, 1996

  A.  Average number of common shares outstanding               5,711,689      5,711,689          5,690,045         5,690,045
  B.  Average number of common share equivalents
        assuming conversion of options (calculated
        using the treasury method)                                406,359        406,359            429,172           438,919
  C.  Average number of common share equivalents
        assuming conversion of convertible preferred stock      1,512,207      1,512,207           1,533,851        1,533,851
  D.  Total average common share and common share
        equivalents                                             7,630,255      7,630,255           7,653,068        7,662,815
  E.  Net income                                              $    62,083    $    62,083        $    380,788     $    380,788
  F.  Preferred dividend requirements                              58,808         58,808             178,949          178,949
  G.  Earnings applicable to common stock                           3,275          3,275             201,839          201,839
  H.  Earnings per share - no conversion (G/(A+B))            $      0.00    $      0.00 (1)    $       0.03     $       0.03 (1)
  I.  Earnings per share - assuming conversion (E/D)                 0.01 (1)       0.01 (1)            0.05 (1)         0.05 (1)

Period Ended March 31, 1995

  A.  Average number of common shares outstanding               5,682,926      5,682,926           5,685,508        5,685,508
  B.  Average number of common share equivalents
        assuming conversion of options (calculated
        using the treasury method)                                135,115        135,115             123,250          137,618
  C.  Average number of common share equivalents
        assuming conversion of convertible preferred stock      1,554,305      1,554,305           1,554,305        1,554,305
  D.  Total average common share and common share
        equivalents                                             7,372,346      7,372,346           7,363,063        7,377,431
  E.  Net income                                              $    64,867    $    64,867       $     465,449     $    465,449
  F.  Preferred dividend requirements                              60,446         60,446             181,336          181,336
  G.  Earnings applicable to common stock                           4,421          4,421             284,113          284,113
  H.  Earnings per share - no conversion (G/(A+B))            $      0.00    $      0.00 (1)   $        0.05     $       0.05 (1)
  I.  Earnings per share - assuming conversion (E/D)                 0.01 (1)       0.01 (1)            0.06 (1)         0.06 (1)


                     (1)   Not material or anti-dilutive.